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                                                                 EXHIBIT (c)(11)

                        AMENDMENT dated as of June 23, 1997, to the Rights
                Agreement dated as of November 8, 1995 (the "Rights Agreement"), among SMT HEALTH SERVICES INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent");

        Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

        In consideration of the foregoing and the mutual agreement set forth herein, the parties hereto have agreed as follows:

        1. Amendments to Rights Agreement. The Rights Agreement is hereby
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amended as follows:

        (a) Section 1(a) is amended by inserting the following sentence at the end of such section:

        "Notwithstanding anything in this Agreement to the contrary, neither Apollo Management, L.P., a Delaware limited partnership and its respective Associates and Affiliates (collectively, "Apollo"), nor Three Rivers Holding Corp., a Delaware corporation ("Holding Corp.") nor Three Rivers Acquisition Corp., a Delaware corporation ("Acquisition Corp.") shall become an Acquiring Person as a result of (i) the approval or delivery of the Agreement and Plan of Merger dated as of June 24, 1997, by and among the Company, Holding Corp. and Acquisition Corp., as it may be amended, supplemented or restated from time to time (the "Merger Agreement"), or the Stockholder Agreement (as defined in the Merger Agreement) or (ii) the making or consummation of the Offer, the Merger (as such terms are defined in the Merger Agreement) or the other transactions contemplated or permitted by the Merger Agreement or the Stockholder Agreement."

        (b) A new Section 34 is added to read in its entirety as follows:

        "Section 34. Merger with Acquisition Corp. Notwithstanding any provision herein to the contrary, neither Apollo, Holding Corp. nor Acquisition Corp. shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date shall occur and no Rights shall be exercisable pursuant to Section 7, Section 11 or any other provision hereof, as a result of (i) the approval, execution
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        or delivery of the Merger Agreement or (ii) the making or consummation of the Offer, the Merger or the other transactions contemplated or permitted by the Merger Agreement or the Stockholder Agreement."

        (c) A Section 11 is amended to correct the provisions thereof by inserting, immediately after the first paragraph of subparagraph (c) and immediately prior to subparagraph (i) on page 17 thereof, a subparagraph heading "(d)" and thereafter changing the letter sequencing on page 19 through page 22 so that current subparagraph (d) shall become subparagraph (e), current subparagraph (e) shall become subparagraph (f), and so on through current subparagraph (p) which shall become subparagraph (q). Additionally, cross-referencing errors within the newly lettered subparagraphs shall be appropriately adjusted

        (d) Section 1(i) is amended by inserting the following sentence at the end of such section:

        "Notwithstanding anything in this Agreement to the contrary, the term "Qualifying Offer" shall include the Offer pursuant to the Merger Agreement."

        2. Full Force and Effect. This Amendment shall be deemed effective as of
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the date hereof. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

        3. Governing Law. This Amendment shall be governed by and construed in
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accordance with the law of the State of Delaware applicable to contracts made and performed entirely within such state.

        IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                SMT HEALTH SERVICES INC.

                                By: /s/ Jeff D. Bergman
                                   ----------------------------------
                                    Name:  Jeff D. Bergman
                                    Title: Chairman, CEO & President

                                AMERICAN STOCK TRANSFER & TRUST
                                COMPANY, as Rights Agent

                                By: /s/ Herbert J. Lemmer
                                   ----------------------------------
                                    Name:  Herbert J. Lemmer
                                    Title: Vice President


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